Exhibit 10.5

29-Jun-2022
Aaron Ondrey

Re: Offer of Employment

Dear Aaron:
Mirati Therapeutics, Inc. is pleased to offer you at-will employment in the exempt position of SVP, Financial Planning & Analysis and Facilities on the terms and conditions set forth in this offer letter ("Offer"). This Offer is conditioned on, and subject to, satisfactory proof of your identity and right to work in the United States, your satisfactory completion of a background check, your review and acknowledgment of Mirati's Arbitration Agreement, Employee Proprietary Information and Inventions Assignment Agreement and Employee Handbook ("PIIA"), and other applicable pre-employment screenings.
1.Employment by the Company.
Your employment with the Company shall begin on July 18, 2022 ("Start Date"). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all your business time and attention to the business of the Company. You shall perform such duties in compliance with the Company's policies and as are required by the Company and Company's Chief Financial Officer, to whom you will report. The Company may modify your job title and duties as it deems necessary. Your primary office location shall be remote, although the Company may reasonably require you to perform your duties at other places, including for business travel.
2.At-Will Employment and Severance Policy.
Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination. The terms and conditions of the Company's severance plan are set forth in Company's Severance Policy for Vice Presidents and Sr. Vice Presidents (the "Severance Policy") attached hereto as Exhibit A, which is set at the Company's sole discretion. Capitalized terms not defined herein are defined in the Severance Policy.
3.Compensation.
3.1. Base Salary. You shall receive a base salary at the rate of $385,000.00 USD per calendar year, subject to standard payroll deductions and withholdings and payable in accordance with the Company's regular payroll schedule.

3.2. Annual Bonus. You will be eligible for an annual discretionary bonus with a target amount of 40% of your then current annual Base Salary, prorated for the number of days employed in a calendar year (the "Annual Bonus"). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company and/or its Compensation Committee (the "Board") in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board. Employees starting on or after October 1, 2022 will not be eligible to earn an Annual Bonus for 2022. You must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus.
3.3. Equity. Subject to Board approval, as soon as administratively practicable following your Start Date, you will be granted $1,000,000.00 options ("Options") and restricted stock unit awards ("RSUs") under the Company's 2013 Equity Incentive Plan ("Plan"). Your Options and RSUs will have the following terms:
3.3.1. The Options will have a grant date fair value equal to $500,000.00 as calculated in accordance with accounting standards on the applicable date of grant. The options will have an exercise price equal to 100% of the fair market value of the Company's common stock on the applicable date of grant. The Options will vest over a four year period following your initial grant date, with 25% of the Options vesting on the first anniversary of your grant date, and the remainder vesting in thirty-six (36) equal monthly installments on each monthly anniversary thereafter, in each case subject to your continued services with the Company through the applicable vesting dates. The Options will be subject to the terms of the Plan and the option agreement between you and the Company.
3.3.2. The RSUs will have a grant date fair value equal to $500,000.00 as calculated in accordance with accounting standards on the applicable date of grant. The RSUs will vest over a four-year period following your grant date, with 25% of the RSUs vesting on each anniversary of your initial grant date, in each case subject to your continued services with the Company through the applicable vesting dates. The RSUs will be subject to the terms of the Plan and the restricted stock unit agreement between you and the Company.
4.Paid Time Off; Paid Sick Leave; Holidays.
You will initially be eligible to accrue up to four (4) weeks (or 20 days) of paid time off during each calendar year, subject to applicable maximum accrual caps, in accordance with the Company's paid time off policies. You will be granted five (5) days (or 40 hours) of paid sick leave at the commencement of employment, and thereafter, on January 1st of each calendar year per the Company sick leave policy. Paid sick leave does not carry over year to year. You will also be eligible for certain paid holidays pursuant to Company policy. The Company reserves the right to cancel or change its policies regarding paid time off, paid sick leave and/or holidays from time to time without amendment of this Offer.
5.Company Policies; Standard Company Benefits.
The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Offer differ from or are in conflict with the Company's general employment policies or practices, this Offer shall control. In accordance with Company practice and subject to the terms and conditions of the applicable Company benefit plan documents, you will be eligible to participate in the generally applicable employee benefit programs provided by the Company to its U.S. based employees from time to time (such as life insurance, health insurance, dental insurance, 401(k), employee stock purchase plan, etc.) in accordance with their terms. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

6.Confidentiality Obligations.
This Offer is contingent on your execution of the PIIA. You must abide by the PIIA as a condition of your continued employment with Mirati. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
7.Conflicting Agreements.
By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor your obligations to former employers and any other third parties (if any) during your employment with the Company.
8.Arbitration of All Disputes.
This offer is contingent upon you reviewing and signing an Arbitration Agreement, which will be provided separately.
9.General Provisions.
This Offer, together with the PIIA and Arbitration Agreement, is the complete and exclusive statement of all of the terms and conditions of your offer of employment with the Company and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Company. This Offer is intended to bind and inure to the benefit of and be enforceable by you and the Company. You may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Offer will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Offer is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Offer will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

This Offer shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 2 (At- Will Employment and Severance Policy), 6 (Confidentiality Obligations), 8 (Arbitration of All Disputes); and 9 (General Provisions) will survive the termination of this Offer. All questions concerning the construction, validity and interpretation of this Offer will be governed by the laws of the State of California.
If you agree to the terms and conditions set forth herein, please sign below and return this document to Mirati within 3 days of receiving it. Our Offer will terminate after such date.
We look forward to having you join us.

Best regards,

Mirati Therapeutics, Inc.

/s/ Kristin Gustafson
Kristin Gustafson
SVP & Chief Human Resources Officer

EXHIBIT A
Severance Policy for Vice Presidents & Sr. Vice Presidents
This policy refers to any circumstance under which a Senior Vice President or Vice President ceases to be part of Mirati Therapeutic, Inc.'s (the "Company") workforce. It is beneficial for all parties that the employment separation process is as clear as possible so misunderstandings and distrust between the employee and the Company can be avoided.
1. At-Will Employment. A Vice President/Senior Vice President's employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause (as defined below). The at-will nature of the employment may not be altered unless in writing and signed by the employee and the Chief Executive Officer.
2. Termination of Employment; Severance and Change in Control Benefits
2.1. Involuntary Termination. If you are subject to an Involuntary Termination that does not occur within the Change in Control Period, the Company shall pay to you the Accrued Amounts and in addition, you will be entitled to the benefits set forth in this Section 2.1 (the "Severance Benefits"), subject to your satisfaction of all the conditions described in Section 2.4 below. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2.1 and this Section 2.2. If you are eligible for benefits under both Section 2.1 and this Section 2.2, you shall receive the benefits set forth in this Section 2.2 and such benefits shall be reduced by any benefits previously provided to you under Section 2.1.
2.1.1. Cash Severance. You will receive a cash payment equal to 12 months (the "Severance Period") of your Base Salary at the rate in effect immediately prior to your Involuntary Termination (but without giving effect to any prior reduction to Base Salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the "Severance Payment"). The Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
2.1.2. Accelerated Vesting. The vesting and exercisability of all outstanding options, restricted stock unit awards, and other equity awards covering the Company's common stock that are held by you as of immediately prior to the Involuntary Termination, to the extent such equity awards would otherwise have vested solely conditioned on your continued services with the Company, shall accelerate vesting in accordance with their applicable vesting schedules as if you had completed an additional twelve months of service with the Company equal to the Severance Period as of the date of Involuntary Termination. For the avoidance of doubt, equity awards which vest wholly or partially subject to the attainment of performance goals are not eligible to accelerate vesting pursuant to this subsection.
2.1.3. Payment of Continued Group Health Plan Benefit If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect ("COBRA") following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the "COBRA Payment Period"), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, subject to the terms set forth in the Release, discussed in Section 2.4, below. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.
2.1.4. Special Tax Treatment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in your gross income for the remainder of the COBRA Payment Period.
2.2. Involuntary Termination in Connection with a Change in Control. If your Involuntary Termination occurs during the Change in Control Period, then you shall be entitled to the Accrued Amounts and to the benefits set forth in this Section (the "Change in Control Severance Benefits"), subject to your satisfaction of all the conditions described in Section
2.4 below.
2.2.1. Cash Severance. You will receive a cash payment equal to: (i) 12 months (the "Severance Period") of your Base Salary, plus (ii) your target Annual Bonus for the year in which the Involuntary Termination occurs (in each case calculated by reference to your Base Salary rate as in effect immediately prior to your Involuntary Termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the "Severance Payment"). The Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.

2.2.2. Full Accelerated Vesting. Effective as of the later of your Involuntary Termination or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options, restricted stock unit awards and other equity awards covering the Company's common stock that are held by you as of immediately prior to the Involuntary Termination shall accelerate vesting in full. For purposes of determining the number of shares that will accelerate vesting pursuant to this Section 2.2.2 with respect to any equity award subject to performance-based vesting for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, the portion of such award that shall accelerate vesting shall be calculated assuming that the applicable performance criteria were attained at the greater of (1) a 100% level or (2) the actual level of achievement of the applicable performance criteria as of the later of the Change in Control or Involuntary Termination, as applicable. Your equity awards shall remain outstanding following your Involuntary Termination if and to the extent necessary to give effect to this Section 2.2. For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control.
2.2.3. Payment of Continued Group Health Plan Benefit If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect ("COBRA") following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the "COBRA Payment Period"), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, subject to the terms set forth in the Release, discussed in Section 2.4, below. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.
2.2.4. Special Tax Treatment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in your gross income for the remainder of the COBRA Payment Period.
2.3. Termination for Cause; Resignation Without Good Reason; Death or Disability. If the Company terminates your employment for Cause, you resign your employment with the Company without Good Reason, or your employment terminates due to your death or disability or under any other circumstances not involving an Involuntary Termination, you shall only be entitled to the Accrued Amounts. You will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits in Section 2.1 and Change in Control Severance Benefits in Section 2.2.
2.4. Conditions to Receiving Severance Benefits and Change in Control Severance Benefits. Your receipt of the Severance Benefits in Section 2.1 and the Change in Control Severance Benefits in Section 2.2 of this Policy will be conditioned upon and subject in all cases to:
2.4.1. You executing, delivering to the Company and allowing to become effective, a waiver and release of claims in a form provided by the Company and drafted in the Company's discretion, which may be included by the Company in a separate separation agreement (the "Release"), within the applicable deadline set forth therein following your Involuntary Termination, and permitting the Release to become effective in accordance with its terms, which effective date of the Release may not be later than sixty (60) days following the date of your Involuntary Termination (such sixty (60) day deadline, the "Release Deadline");
2.4.2. Your compliance with your continuing obligations to the Company under this Policy and the Proprietary Information and Invention Assignment Agreement ("PIIA"); and
2.4.3. Your resignation from all offices, directorships and trusteeships then held by you at the Company or any affiliate of the Company, with such resignation to be effective upon your date of Involuntary Termination, unless otherwise requested by the Company.
2.5. Definitions. The terms used in this Policy shall have the following meanings:
2.5.1. "Accrued Amounts" means your Base Salary that is earned but unpaid as of your employment termination date, any unreimbursed business expenses, and any accrued but unused personal time off or vacation benefits, excluding sick leave benefits. earned by the employment termination date.
2.5.2. "Cause" shall mean, for purposes of this Policy, your (i) material breach of your obligations under this Policy, the PIIA, or any code of ethics or conduct-related policy adopted by the Company from time to time, or of any other material contract with the Company or statutory duty owed to the Company; (ii) neglect or failure to conscientiously and diligently carry out your functions and/or duties after you have received a written demand of performance from the Company which specifically set forth the factual basis for the Company's belief that you have not substantially performed your functions and have failed to cure such non-performance to the Company's satisfaction within ten (10) business days after receiving such notice; (iii) commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, any crime involving fraud, embezzlement or any other act of moral turpitude under the laws of the United States or of any jurisdiction applicable to you; or (iv) commission or attempted commission of, or participation (whether by affirmative act or omission) in, a fraud or act of dishonesty against the Company.
2.5.3. "Change in Control" has the meaning ascribed to such term in the Plan.
2.5.4. "Change in Control Period" means the period commencing three (3) months prior to a Change in Control and ending twenty-four (24) months following a Change in Control
2.5.5. "Good Reason" for you to resign your employment with the Company means the occurrence of any of the following events without your express written consent; provided, however, that any such resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (1) you give the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the particular condition or conditions that you believe constitutes Good Reason, which notice shall describe such condition(s); provided, however, that failure to provide such notice shall not operate as a waiver of your right to resign employment for Good Reason based on the occurrence of a different condition or subsequent occurrence of the same condition; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period") of such condition(s) from you; and (3) you actually resign employment from all positions you then hold with the Company within the first thirty (30) days after expiration of the Cure Period:
2.5.5.1. a material reduction in your authority, duties, or responsibilities;
2.5.5.2. a material reduction of your then current Base Salary, and regardless of whether implemented in a single reduction or a series of reductions, which the parties agree is a reduction of at least five percent (5%) of your Base Salary; notwithstanding the foregoing, such a material reduction of your Base Salary shall not constitute "Good Reason" if such material reduction was made under a salary reduction program that commenced at least three

(3) months prior to a Change in Control and is applicable generally to the Company's similarly situated leadership team members;
2.5.5.3. any relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles, by vehicle, provided, however, that required travel for Company business shall not constitute "Good Reason"; or
2.5.5.4. the Company's material breach of this Policy.
2.5.6. "Involuntary Termination" means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.
2.5.7. "Plan" shall mean the Company's 2013 Equity Incentive Plan, as amended from time to time, and any successor plan thereto.
2.5.8. "Separation from Service" means a "separation from service", as defined under Treasury Regulation Section 1.409A-1(h).
3. Section 409A. It is intended that all of the severance benefits and other payments payable under this Policy satisfy, to the greatest extent possible, the exemptions from the application of U.S. Internal Revenue Code of 1986 ("Code") Section 409A provided under Treasury Regulations Sections 1.409A1(b)(4), 1.409A1(b)(5) and 1.409A1(b)(9), and this Policy will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Policy (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A2(b)(2)(i) and (iii)), your right to receive any installment payments under this Policy (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Policy, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation," then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.
4. Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a "280G Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment pursuant to this Amendment or otherwise (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").
4.1. Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
4.2. Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.
4.3. If you receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause
(x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

5. Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non- contractual, between you and the Company with regard to this policy shall be resolved by binding arbitration, as agreed to in your Employment Offer/Employment Agreement.
6. This Severance Policy, including the terms of the Severance Benefits, may be updated at the Company's discretion with Board of Directors approval or if there is Change in Control.

Accepted and agreed:

/s/ Aaron Ondrey
Aaron Ondrey